EXHIBIT 10.154

SIXTH AMENDMENT TO DEFERRED COMPENSATION PLAN

The Deferred Compensation Plan adopted by Pentastar Services, Inc., predecessor to Dollar Thrifty Automotive Group, Inc. (“DTAG”), on December 28, 1994, as amended by (i) Amendment to Deferred Compensation Plan adopted by DTAG on September 29, 1998, (ii) Second Amendment to Deferred Compensation Plan adopted by DTAG on September 23, 1999, (iii) Third Amendment to Deferred Compensation Plan adopted by DTAG on January 14, 2000, (iv) Fourth Amendment to Deferred Compensation Plan adopted by DTAG on December 1, 2005, and (v) Fifth Amendment to Deferred Compensation Plan adopted by DTAG on February 1, 2007 and rescinded on February 27, 2007, (collectively, the “Plan”) is hereby amended by this Sixth Amendment to Deferred Compensation Plan.

The following paragraph is added as the last paragraph to Section 6.1 of the Plan:

Pursuant to IRS Notice 2006-79, a Participant may make new payment elections with respect to the time and form of payment of amounts deferred under this Plan, provided that such new payment election is made on or before December 31, 2007, and provided further that (i) the new election may apply only to amounts that would not otherwise be payable in 2007, and (ii) may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.

This Sixth Amendment was approved by the Human Resources & Compensation Committee of the Board of Directors of DTAG at its meeting held on September 26, 2007.